Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Paradise Music & Entertainment, Inc. on Form S-3 of our report, which contains an explanatory paragraph relating to the company's ability to continue as a going concern, dated July 28, 1998 except as to Notes 6 and 13 which are as of August 6, 1998 and October 6, 1998, respectively, on our audits of the consolidated financial statements of Paradise Music & Entertainment, Inc. as of June 30, 1998 and for the years ended June 30, 1998 and 1997. We also consent to the reference to our firm under the caption "Experts."

Rothstein, Kass & Company, P.C.

Roseland, New Jersey
July 20, 1999